EXHIBIT 4.3
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                              CERTIFICATE OF TRUST
                                       OF
                                PBI CAPITAL TRUST

     This Certificate of Trust is being executed as of July 28, 1998 for the purpose of organizing a business trust pursuant to the Delaware Business Trust Act, 12 Del. C. ss.3801 et seq. (the "Act").

     The undersigned hereby certifies as follows:

     1. Name. The name of the business trust is "PBI Capital Trust" (the
"Trust").

     2. Delaware Trustee. The name and business address of the Delaware resident trustee of the Trust meeting the requirements of Section 3807 of the Act is as follows:

        First Union Trust Company, National Association
        920 King Street, 1st Floor
        Wilmington, Delaware  19801-7475

     3. Effective. This Certificate of Trust shall be effective immediately upon filing in the office of the Secretary of State of the State of Delaware.


     IN WITNESS WHEREOF, the undersigned, being all of the trustees of the Trust, have duly executed this Certificate of Trust as of the day and year first above written.

               FIRST UNION TRUST COMPANY, NATIONAL ASSOCIATION as Delaware Trustee


               By: /s/ Edward L. Truitt, Jr.
               -----------------------------------
               Edward L. Truitt, Jr.
               Assistant Vice President



               /s/ John C. Soffronoff
               -----------------------------------
               Name: John C. Soffronoff
               As Administrative Trustee


               /s/ Bruce E. Sickel
               -----------------------------------
               Name: Bruce E. Sickel
               As Administrative Trustee